Exhibit 99.1

ABIOMED Elects Michael R. Minogue Chairman of the Board of Directors

DANVERS, Mass., June 15 — ABIOMED, Inc. (NASDAQ: ABMD) announced today that Michael R. Minogue, President and Chief Executive Officer, has assumed the additional position of Chairman of the Board of Directors.

ABIOMED also announced today that David M. Lederman has resigned as Chairman of the Board of Directors and as a Director of ABIOMED.

David Lederman was the founder of ABIOMED. He created the Company over 20 years ago to fulfill his dream of developing a totally implantable artificial heart. Under his direction, ABIOMED developed the AbioCor, the world’s first battery-powered fully implantable replacement heart system, and other advanced medical products which have provided short and long term support for thousands of cardiac patients.

“David’s passion and commitment to patients is a legacy that will continue to inspire ABIOMED employees. It is an honor and privilege to follow him as Chairman of the company,” commented Minogue. ABIOMED has named its employee award and recognition program after Dr. Lederman.

About ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000(TM) Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. In September 2004, ABIOMED applied for initial FDA market approval for the AbioCor® Implantable Replacement Heart to treat a defined subset of irreversible end-stage heart failure patients under a Humanitarian Device Exemption.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward- looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Investor and Media Relations:
Javier Jimenez
VP Operations
(978) 646-1411 ir@abiomed.com
(978) 646-1419 mediarelations@abiomed.com